Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
WD-40 COMPANY
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	1,000,000 (2)	$247.04 (3)	$247,040,000	$147.60 per $1,000,000	$36,463.10
Total Offering Amounts					$247,040,000		$36,463.10
Total Fee Offsets							—
Net Fee Due							$36,463.10
(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the registrant’s common stock, par value $0.001 per share (the “Common Stock”) that become issuable with respect to the securities identified in the above table under the WD-40 Company 2016 Stock Incentive Plan, as amended and restated effective December 12, 2023 (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.
(2) Represents newly registered shares of Common Stock available for future issuance upon the exercise or settlement of awards that may be granted under the Plan.
(3) Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $247.04 per share, which is the average of the high and low prices of Common Stock, as reported on The Nasdaq Global Select Market, on April 3, 2024.